EXHIBIT 12.1


EQUITY ONE, INC. AND SUBSIDIARIES
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

(in thousands)

                                                                                                     Three Months Ended
                                                       Year Ended December 31,                            March 31,
                                       --------------------------------------------------------      ------------------
Earnings:                               1998         1999        2000        2001         2002        2002        2003
                                       ------       ------      ------      ------       ------      ------      ------
Pretax income from continuing
   operations before
   adjustment for minority
   interest and equity in
   joint ventures..............       $ 8,600      $13,173     $13,460     $17,152      $27,975     $ 6,347     $11,672
   Add:  Fixed charges.........         5,647        6,894      17,187      26,446       28,330       7,343       9,308
         Distributed income
         from joint ventures...             -            -           5         494          549         151         111
   Less: Capitalized interest..           633        1,808       2,181       2,102        2,375         512         684
                                      -------      -------     -------     -------      -------     -------     -------
Earnings.......................       $13,614      $18,259     $28,471     $41,990      $54,479     $13,329     $20,407
                                      =======      =======     =======     =======      =======     =======     =======
Fixed charges:
   Interest expensed and
     capitalized...............       $ 5,456      $ 6,789     $16,917     $25,304      $27,379     $ 7,135     $ 9,351
   Amortization of premiums,
     discounts and capitalized
     expenses related to
     indebtedness..............           191          105         270       1,142          951         208         (43)
                                      -------      -------     -------     -------      -------     -------     -------
Fixed charges..................       $ 5,647      $ 6,894     $17,187     $26,446      $28,330     $ 7,343     $ 9,308
                                      =======      =======     =======     =======      =======     =======     =======
Ratio of earnings to fixed
   charges.....................          2.41         2.65        1.66        1.59         1.92        1.82        2.19
                                      =======      =======     =======     =======      =======     =======     =======
